Exhibit 99.2

Contact: Kenn Entringer at Casey Communications, Inc., (314) 721-2828 kentringer@caseycomm.com

July 24, 2006

Cass Information Systems, Inc. Declares 50% Stock Dividend

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ: CASS), the nation’s leading provider of freight, utility and telecom invoice payment, rating, auditing and information services, announced a 50% stock dividend payable Sept. 15, 2006 to shareholders of record at the close of trading Sept. 1, 2006.

Shareholders will receive one additional share of CASS stock for each two shares owned. No fractional shares will be issued. Shareholders will receive cash for any fractional shares owned based on the July 18, 2006 closing sale price of $41.96 per share, as reported by NASDAQ.

The stock dividend is the fourth declared by Cass within the past four years. The company previously paid a 50% stock dividend in September 2005, a 10% stock dividend in February 2004 and a 5% stock dividend in December 2002.

In addition, Cass also declared a regular quarterly cash dividend of $0.16 per share payable Sept. 15, 2006 to shareholders of record Sept. 1, 2006. The September cash pay-out will apply only to shares held prior to the 50% stock dividend.

Thereafter, Cass anticipates paying a cash dividend of $.12 per share on the expanded number of shares, effectively increasing its dividend by 12.5%. Cass has continuously paid regularly scheduled cash dividends since 1934.

“The stock dividend and higher cash dividend reflect our optimism about the future earning power of the company,” said Lawrence A. Collett, Cass chief executive officer and chairman.

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, utility and telecom invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses over $16 billion annually on behalf of customers from processing centers in St. Louis, Mo., Columbus, Ohio, Boston, Mass. and Greenville, S.C. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. On June 30, 2006, Cass became part of the reconstituted Russell 2000® Index.

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Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2005.

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